Exhibit 6.2

LIQUIDITY AGREEMENT

AUGUST 22, 2023 VERSION

BETWEEN

(1)	MANSE PLATEFORME SAS, incorporated under the laws of France, located at 33, rue Lafayette 75009 – Paris, France (“EXCHANGE MANAGER”)

AND

(2)	MANSE LIQUIDITE, incorporated under the laws of France, located at 20, rue Jean-Baptiste Pigalle 75009 – Paris, France (“LIQUIDITY STRUCTURE”)

AND

(3)	MANSE USA LLC, incorporated under the laws of the State of Delaware, located at 251 Little Falls Drive, 19808 Wilmington, United States of America (“US ISSUER”)

AND

(4)	MANSE FRANCE SAS, incorporated under the laws of France, located at 33, rue Lafayette 75009 – Paris , France (“FRENCH ISSUER”)

WHEREAS, the French Issuer and the US Issuer are engaged in the business of marketing and sale of contracts named “Roys” to users under which users acquire a right to remuneration based on the variation of key public indicators linked to public figures;

WHEREAS, the Exchange Manager has developed, owns and operates a proprietary platform accessible from the URL: www.royaltiz.com (the “Platform”) that enables issuers to promote, commercialize and manage Roys during Introduction and on the Secondary Market and organize promotional activities in relation with the Roys;

WHEREAS, the Roys are introduced and traded on the Platform;

WHEREAS, some Roys include a right for the user to assign the contract to a liquidity structure under certain terms and conditions;

WHEREAS, the Liquidity Structure wishes to act as liquidity structure for the Roys under certain terms and conditions;

NOW, THEREFORE, for and in consideration of the foregoing premises, the Parties hereby agree as follows:

1.	DEFINITIONS

Capitalized terms in this Agreement shall have the meanings set forth below, whether used in the singular or plural and whether in the masculine or feminine form.

Agreed Price means the price of any Roy Agreement of Instant Assignment Class as determined in accordance with the Liquidity Mechanism Formula;

Agreement means this agreement formed by the Agreement Documents;

Agreement Documents means this Agreement and its Appendices;

Affiliate means any company designated by the Exchange Manager;

Applicable Laws means any international, federal, state, provincial, or municipal law, regulation, ordinance, code, order or other requirement or rule of law or the rules, policies, orders or regulations of any Authority or stock exchange, including any judicial or administrative interpretation thereof, applicable to a Party or a Person or any of its properties, assets, business or operations;

Assignment means either (i) for a User, the assignment of a Roy Agreement to another User, whether as assignor or assignee;

Authority means any regional, national, county, municipal and/or local, or supranational government or governmental agency, administrative, legislative or regulatory authority, department, inspectorate, ministry or minister, cabinet secretary, official court or tribunal or other regulatory body which has jurisdiction over matters affecting the Issuer, the Exchange Manager or a User;

Clause means a clause of this Agreement;

Conditional Agreement means any Roy Agreement to which is the Liquidity Structure is a party to and which effectiveness remains conditional upon the satisfaction of the condition precedent set out in Subscription Agreement;

Effective Agreement means any Roy Agreement which is in full force and effect;

Escrow Agent means the escrow agent appointed by any of the Issuers from time to time;

General Terms of Use means the general terms of use of the Platform operated by the Exchange Manager ;

Information Sheet means the document which contains the information of the Talent as displayed on the Platform;

Instant Assignment Class means any Roy Agreement which Information Sheet includes an instant assignment right to the party thereto;

Introduction means the initial offer made to the Users by the Issuer on the Platform to enter into any Roy Agreement for a given Talent;

Introduction Fee means a fee amounting five percent (5%) of the Introduction Price of each Roy Agreement;

Issuer means either the French Issuer or the US Issuer;

Liquidity Mechanism Formula means the mathematical formula attached in Appendix 2 as used by the Exchange Manager to determine the Agreed Price of any Roy Agreement of Instant Assignment Class;

Liquidity Requirement means either an Purchase Order or a Reserve Order;

Liquidity Transaction means the Assignment of any Roy Agreement to or by the Liquidity Structure;

Notice means any communication between the Parties in accordance with this Agreement; the terms “Notified” and “Notify” shall be construed accordingly;

Offer Time means the time and date upon which the User who is a party to a Roy Agreement of Instant Assignment Class exercises his right of forced Assignment to the Liquidity Structure on the Platform;

Party means either of the parties to this Agreement, namely the Exchange Manager or the Issuer;

Person means any natural or legal person;

Platform means any platform developed and/or operated by the Exchange Manager or an Affiliate under the “Royaltiz” brand for the subscription and assignment of Roys; the Platform is accessible from the URL: www.royaltiz.com ;

Purchase Order means an instruction to purchase one or more Roy Agreements of a specific Talent from User(s);

Reserve Order means an instruction not to offer for sale or sale one or more Roy Agreements of a specific Talent;

Reserve Wallet means the sub-account of Liquidity Structure User’s Account which sole purpose is to store Effective Agreements which are subject to Reserve Orders;

Roy Agreement means any Agreement between an Issuer and a User substantially similar to the Standard Roy Agreement and traded on the Platform;

Secondary Market means the market for Assignments on the Platform;

Service Fee means a fee amounting to thirty percent (30%) of the Introduction Price of any Roy Agreement on the Platform;

Standard Roy Agreement means the form of agreements attached in Appendix 1;

Subscription Agreement means the agreement between the Issuers and the Liquidity Structure with regard to the condition precedent to the effectiveness of any Roy Agreement between an Issuer and the Liquidity Structure and its satisfaction;

Talent means, as the case may be, (i) an individual and/or (ii) any company, holding the rights granted to the Issuer under any agreement and referred to in the Information Sheet;

User means any Person authorized to use the Platform in accordance with the General Terms of Use;

User Account means any User’s account open in the books of the Issuer.

2.	CONTRACTUAL FRAMEWORK

2.1.	This Agreement is exclusively composed of the Agreement Documents. No communication between the Parties other than Notices shall have a contractual value.

3.	REPRESENTATIONS AND WARRANTIES

3.1.	Each Party represents and warrants to the other during the entire Term of this Agreement that:

(a)	it is a company validly existing under the laws of its jurisdiction of incorporation and is up to date in respect of all filings required by law to maintain its existence;

(b)	all requisite corporate acts and proceedings have been done and taken by it, including obtaining all requisite board of directors’ approvals, with respect to entering into this Agreement and performing its obligations hereunder;

(c)	it has the requisite corporate power, capacity and authority to enter into this Agreement and to perform its obligations hereunder;

(d)	this Agreement and the exercise of its rights and performance of its obligations hereunder do not and will not, (i) conflict with or result in a default under any agreement, mortgage, bond or other instrument to which it is a party or which is binding on its assets, (ii) conflict with its constitutive documents, or (iii) conflict with or violate any Applicable Laws;

(e)	this Agreement has been duly and validly executed and delivered by it and constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms.

3.2.	The French Issuer, the US Issuer and the Liquidity Structure each represents and warrants to the Exchange Manager during the entire Term of this Agreement that the Liquidity Transactions of Roy Agreements are in compliance with all Applicable Laws.

4.	LIQUIDITY TRANSACTIONS – AGREED PRICES DETERMINATION

4.1	The Agreed Price shall be determined by the Exchange Manager every twelve (12) hours and Notified to the Liquidity Structure.

4.2	The Liquidity Structure undertakes to execute immediately all Liquidity Requirements Notified by the Exchange Manager.

4.3	Unless Notified by the Exchange Manager, the Liquidity Structure undertakes not to trade any Roy Agreements held in its Reserve Wallet.

4.4	Unless Notified by the Exchange Manager, the Liquidity Structure undertakes not to satisfy the condition precedent to effectiveness of any Conditional Agreement.

4.5	The Exchange Manager undertakes to issue Liquidity Requirement instructions to the Liquidity Structure only for the purpose of completing Assignments initiated by Users who intend to sell or purchase Roy Agreements.

4.6	Subject to the fulfilment by the Issuers of their respective obligations under this Agreement, the Liquidity Structure undertakes to:

(i)	purchase all Roy Agreements of Instant Assignment Class on their Offer Time; and

(ii)	pay the Agreed Price to the assignor User.

4.7	Notwithstanding the terms of the General Terms of Use, the Liquidity Structure may have more than one User Account

5.	OBLIGATIONS OF THE ISSUERS

5.1	Each of the Issuers undertakes to pay the following fees:

(i)	to the Exchange Manager, the Introduction Fee,
(ii)	to the Liquidity Structure, the Service Fee.

5.2	Each of the Issuers undertakes not to change, amend or otherwise modify the terms and conditions of instant assignment and Agreed Price as contained in the Roy Agreements.

6.	FEES AND COMMISSIONS BY THE EXCHANGE MANAGER

6.1	The Exchange Manager undertakes not to apply any fees or commissions to the Liquidity Structure in relation with the purchase and sale of Roy Agreements on the Platform.

7.	INDEPENDENT PARTIES

7.1	Nothing contained in this Agreement will be construed as creating any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the parties, and neither party will have authority to contract for or bind the other party in any manner whatsoever.

8.	TERMINATION

8.1	Each of the Issuers and the Exchange Manager may terminate this Agreement at any time without cause (“Voluntary Termination”) by Notice to the other Parties of not less than six (6) months (“Voluntary Termination Notice”).

8.2	No compensation shall be payable by a Party to the others in the event of Voluntary Termination.

9.	TERMINATION FOR BREACH

9.1	Either Party may terminate this Agreement at any time for Breach (the “Termination for Breach”).

9.2	In the event of Termination for Breach, the non-defaulting Party shall send a one (1) month Notice to the other (the “Notice of Breach”).

10.	INFORMATION AND COMMUNICATION

10.1	Each Party authorized the others to receive all information concerning the Users from any Affiliate, the Escrow Agent and the Payment Service Provider.

11.	FORCE MAJEURE

11.1	Neither Party shall not be liable to the others, or be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement when and to the extent such failure or delay is caused by or results from acts beyond the affected party’s reasonable control, including, without limitation: (a) acts of God; (b) flood, fire, earthquake, epidemics, or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot, or other civil unrest; (d) government order or law; (e) embargoes or blockades in effect on or after the date of this Agreement; (f) action by any governmental authority; [and] (g) national or regional emergency; and (h) strikes, labor stoppages or slowdowns, or other industrial disturbances; and (i) Internet or telecommunication breakdowns, hacking incidents, electronic viruses, power outages and (j) other similar events beyond the control of that Party.

12.	TERM

12.1	Unless early terminated, this Agreement shall come into force on the date of its signature by all Parties and shall continue until either Party terminates it by sending a not less than one (1) month prior Notice to the others.

13.	ASSIGNMENT

13.1	The Liquidity Structure and the Exchange Manager may at any time assign their respective rights and obligations under this Agreement to any company upon thirty (30) days prior Notice to the others.

14.	NOTICES

14.1	Any Notice under this Agreement shall be made exclusively in the following manner:

(i)	by email:
if to the French Issuer: if to the US Issuer: if to the Exchange Manager: if to the Liquidity Structure: or

(ii)	by registered mail or by courier such as DHL or Fedex to the Party’s postal address mentioned hereabove.

14.2	Either Party may change its postal address or email address for Notice by giving the other Party five (5) business days’ Notice of the new postal address or email address.

15.	DATA PROCESSING
15.1	Each Party undertakes to comply with all Applicable Laws regarding privacy and data processing applicable to the information and data of the Users.

16.	LIMITATION OF LIABILITY

16.1	Each Party declares that to the extent permitted by applicable law it shall not hold the other Parties liable for any damages, direct, indirect or consequential arising in part or whole from :

(a)	any situation such as a bug, unavailability or hacking of the Platform making access to the User Account impossible or onerous,

(b)	any fraudulent action by any Person on the Platform resulting in a modification of the Agreement Documents or any Roy Agreement,

(c)	The non-compliance of a User with Applicable Laws including with any tax laws applicable to the Liquidity Transactions carried out by it.

16.2	In no event shall a Party be liable to the others for exemplary, punitive, incidental, or consequential damages, including lost profits or wages, arising out of this Agreement, or the breach of any term, covenant, representation, warranty, or obligations contained herein. The foregoing limitation on damages shall not apply to the parties’ respective indemnification or confidentiality obligations set forth herein or to a Party’s gross negligence or willful misconduct.

16.3	Each Party agrees to defend, indemnify and hold the other Parties and their representatives, employees, agents, advisors, and attorneys harmless from and against any and all costs, losses, obligations, suits, judgments, damages, injuries, demands, actions, causes of action, suits, proceedings, judgments, expenses and costs (including reasonable attorneys’ fees and court costs and other legal expenses, including without limitation, those costs incurred at the trial and appellate levels and in any bankruptcy, reorganization, insolvency or other similar proceeding) incurred through claims of third parties or any other investigations or proceedings (including any governmental or regulatory investigations or proceedings, including, without limitation, any costs incurred in connection with being a witness any investigation or proceeding, even if instituted against the Issuer) arising from, relating to or connected with (i) any breach by a Party of any of the undertakings, warranties or other terms contained in this Agreement, (ii) any breach of any Issuer of a Roy agreement, (iii) any tax liability of a User or an Issuer in relation with a Roy agreement (iv) an Issuer’s products and services, (v) any failure of an Issuer to comply with Applicable Laws, (vi) any inaccuracy or misrepresentation by an Issuer in this Agreement, (vii) any inaccuracy, mistake or misrepresentation contained in any Information; and/or (viii) any infringement or alleged infringement of any third party rights by an Issuer. Termination of this Agreement shall not affect the continuing obligation of the indemnifying Party to indemnify the affected Parties hereunder, and the foregoing obligations shall survive termination of this Agreement for a duration equal to the applicable statutes of limitation.

17.	ENTIRE AGREEMENT

17.1	This Agreement constitutes the entire agreement and understanding of the Parties and supersedes all previous understandings, agreements or communications, whether oral or written, between the Parties with respect to the subject matter hereof.

17.2	Each Party acknowledges and agrees that this Agreement may be executed electronically.

18.	AMENDMENTS

18.1	Any amendment to this Agreement shall only be effective if made (i) in writing and (ii) signed or electronically validated by the Parties.

19.	NO WAIVER - SEVERABILITY

19.1	Failure by a Party to enforce any provision of this Agreement shall not be construed as a waiver by such Party from exercising such rights.

19.2	In the event that any provision of this Agreement becomes invalid or of no effect, the validity of the remaining provisions shall remain unaffected.

20.	APPLICABLE LAW AND JURISDICTION

20.1	This Agreement is governed by the laws of France.

20.2	Any dispute between Parties to this Agreement concerning the existence, validity, performance, interpretation, and/or termination of this Agreement (“Dispute”) shall be submitted to the exclusive jurisdiction of the competent court of Paris (France).

IN WITNESS WHEREOF, this Agreement has been executed by the Parties in four (4) original counterparts, of which each Party have taken one each.

Executed by the Exchanger Manager	_____________________
Mr. _________, ________

Executed by the French Issuer	_____________________
Mr. _________, ________

Executed by the US Issuer
Mr. _________, ________

Executed by the Liquidity Structure
Mr. _________, ________

APPENDIX 1

Standard Roy Agreement

APPENDIX 2

Liquidity Mechanism Formula